Exhibit 1.1

2,200,000 Depositary Shares

Each Representing a 1/40th Interest in a Share of

7.00% Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series A

OCEANFIRST FINANCIAL CORP.

UNDERWRITING AGREEMENT

May 1, 2020

Piper Sandler & Co.

Raymond James & Associates, Inc.

As Representatives of the several

Underwriters named in Schedule I hereto

c/o Piper Sandler Companies

1251 Avenue of the Americas, 6th Floor

New York, New York 10020

c/o Raymond James & Associates, Inc.

880 Carillon Parkway, Tower 3

St. Petersburg, Florida 33716

Ladies and Gentlemen:

OceanFirst Financial Corp., a Delaware corporation (the “Company”), proposes to (i) issue and sell to the several underwriters named in Schedule I (the “Underwriters,” which term also includes any underwriter substituted as hereinafter provided in Section 10 hereof), acting severally and not jointly, the respective number of depositary shares (the “Initial Depositary Shares”), each such depositary share representing ownership of a 1/40th interest in a share of the Company’s 7.00% Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series A, par value $0.01 per share (the “Preferred Stock”), set forth in Schedule I hereto and (ii) grant to the Underwriters, acting severally and not jointly, the option described in Section 2(b) hereof to purchase up to 330,000 additional depositary shares (the “Option Depositary Shares” and together with the Initial Depositary Shares, the “Depositary Shares”). Shares of Preferred Stock will, when issued, be deposited by the Company against delivery of depositary receipts (“Depositary Receipts”) to be issued by Broadridge Corporate Issuer Solutions, Inc., a Delaware corporation, as depositary (the “Depositary”) under the Deposit Agreement, to be dated as of the Closing Time (as defined in Section 2(c) hereof), among the Company, the Depositary and the holders from time to time of the Depositary Receipts issued thereunder (the “Deposit Agreement”). Each Depositary Receipt will evidence one or more Depositary Shares. The Preferred Stock and the Depositary Shares are herein collectively referred to as the “Securities.” Piper Sandler & Co. (“Piper Sandler”) and Raymond James & Associates, Inc. have agreed to act as representatives of the several Underwriters (in such capacity, the “Representatives”) in connection with the offering and sale of the Securities.

The Deposit Agreement and this Agreement are hereinafter referred to collectively as the “Operative Documents.”

The Company has filed with the Securities and Exchange Commission (the “Commission”) an “automatic shelf registration statement” (as defined in Rule 405 of the rules and regulations (the “1933 Act Regulations”) of the Commission under the Securities Act of 1933, as amended (the “1933 Act”)) on Form S-3 (No. 333-237356) covering the registration of certain securities, including the Securities, under the 1933 Act and the 1933 Act Regulations, which registration statement, and any post-effective amendment thereto, became effective upon filing under Rule 462(e) of the 1933 Act Regulations (“Rule 462(e)”). Such registration statement, at any given time, including any amendments thereto existing at such time, the exhibits and any schedules thereto on file with the Commission at such time, the information incorporated by reference therein pursuant to Item 12 of Form S-3 under the 1933 Act at such time and the information otherwise deemed to be a part thereof or included therein at such time by the 1933 Act Regulations, is referred to herein as the “Registration Statement.” Promptly after execution and delivery of this Agreement, the Company will prepare and file a prospectus supplement with respect to the Securities with the Commission in accordance with the provisions of Rule 430B of the 1933 Act Regulations (“Rule 430B”) and Rule 424(b) of the 1933 Act Regulations (“Rule 424(b)”). Any information included in each such prospectus supplement that was omitted from the Registration Statement or any post-effective amendment thereto that is deemed to be part thereof and included therein pursuant to Rule 430B is referred to herein as the “Rule 430B Information.” The final prospectus and each prospectus supplement relating to the Securities, including the documents incorporated by reference or deemed to be incorporated by reference therein pursuant to Item 12 of Form S-3 under the 1933 Act, in the form first furnished to the Underwriters for use in connection with the offering of the Securities, are collectively referred to herein as the “Prospectus.” Each prospectus and related prospectus supplement used in connection with the offering of the Securities that omitted the Rule 430B Information is herein called a “preliminary prospectus.” For purposes of this Agreement, all references to the Registration Statement, the Prospectus or any preliminary prospectus or any amendment or supplement to any of the foregoing shall be deemed to include the copy filed with the Commission pursuant to its Electronic Data Gathering, Analysis and Retrieval system (or any successor system) (“EDGAR”).

All references in this Agreement to financial statements and schedules and other information which is “contained,” “included” or “stated” (or other references of like import) in the Registration Statement, the Prospectus or any preliminary prospectus shall be deemed to include all such financial statements and schedules and other information which are incorporated by reference in or otherwise deemed by the 1933 Act Regulations to be a part of or included in the Registration Statement, the Prospectus or any preliminary prospectus, as the case may be, prior to the execution of this Agreement; and all references in this Agreement to amendments or supplements to the Registration Statement, the Prospectus or any preliminary prospectus shall be deemed to include the filing of any document under the Securities Exchange Act of 1934, as amended (the “1934 Act”), and the rules and regulations promulgated thereunder (the “1934 Act Regulations”) which is incorporated by reference in or otherwise deemed by the 1933 Act Regulations to be a part of or included in the Registration Statement, the Prospectus or any preliminary prospectus, as the case may be, after the execution of this Agreement.

SECTION 1.    Representations and Warranties.

The Company represents and warrants to each of the Underwriters as of the date hereof, as of the Applicable Time (as defined in Section 1(b) hereof) and as of the Closing Time (as defined in Section 2 hereof) and any Date of Delivery (as defined in Section 2 hereof), and agrees with each of the Underwriters, as follows:

(a)    Status as Well Known Seasoned Issuer. (1) At the time of filing the Registration Statement, (2) at the time of each subsequent amendment to the Registration Statement for the purposes of complying with Section 10(a)(3) of the 1933 Act (whether such amendment was by post-effective amendment, incorporated report filed pursuant to Section 13 or 15(d) of the 1934 Act or form of prospectus), (3) at the time the Company or any person acting on its behalf (within the meaning, for this subsection only, of Rule 163(c) of the 1933 Act Regulations) made any offer relating to the Securities in reliance on the exemption of Rule 163 of the 1933 Act Regulations (“Rule 163”) and (4) at the date hereof, the Company was and is a “well-known seasoned issuer” (as defined in Rule 405), including not having been and not being an “ineligible issuer” (as defined in Rule 405). The Registration Statement is an “automatic shelf registration statement” (as defined in Rule 405), and the Securities, as of the date of their registration on the Registration Statement, were, and, as of the date hereof and as of the Closing Time or any Date of Delivery, remain, eligible for registration by the Company on an “automatic shelf registration statement” under Rule 405. The Company has not received from the Commission any notice pursuant to Rule 401(g)(2) of the 1933 Act Regulations objecting to the use of the automatic shelf registration statement form.

At the earliest time that the Company or another offering participant made a bona fide offer (within the meaning of Rule 164(h)(2) of the 1933 Act Regulations) of the Securities, the Company was not nor is an “ineligible issuer” (as defined in Rule 405).

(b)    Registration Statement, Prospectus and Disclosure Package at Time of Sale. The Registration Statement became effective upon filing under Rule 462(e) on March 24, 2020 and any post-effective amendment to the Registration Statement also become effective upon filing under Rule 462(e). No stop order suspending the effectiveness of the Registration Statement has been issued under the 1933 Act and no proceedings for that purpose have been instituted or, to the knowledge of the Company, are pending or are contemplated by the Commission, and any request on the part of the Commission for additional information has been complied with.

Any offer that is a written communication relating to the Securities made by the Company or any person acting on its behalf (within the meaning, for this subsection only, of Rule 163(c) of the 1933 Act Regulations) prior to the filing of the Registration Statement or any amendment thereto has been filed with the Commission in accordance with the exemption provided by Rule 163 and otherwise complied with the requirements of Rule 163, including, without limitation, the legending requirement, to qualify such offer for the exemption from Section 5(c) of the 1933 Act provided by Rule 163.

At the time the Registration Statement became effective, at each deemed effective date with respect to the Securities pursuant to Rule 430B(f)(2) of the 1933 Act Regulations and at the Closing Time or on any Date of Delivery, the Registration Statement complied, complies and will comply in all material respects with the requirements of the 1933 Act and the 1933 Act Regulations and did not, does not and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. Neither the Prospectus nor any amendment or supplement thereto, when read together with the Prospectus, at the time the Prospectus or any such amendment or supplement was issued or at the Closing Time or on any Date of Delivery, included or will include an untrue statement of a material fact or omitted or will omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each preliminary prospectus and the Prospectus complied, when filed with the Commission, in all material respects with the 1933 Act and the 1933 Act Regulations, and each preliminary prospectus and the Prospectus delivered to the Underwriters for use in connection with the offering of the Securities was identical to the electronically transmitted copies thereof filed with the Commission pursuant to EDGAR, except to the extent permitted by Regulation S-T.

As of the Applicable Time or any Date of Delivery, any Issuer General Use Free Writing Prospectus (as defined below) and the Statutory Prospectus (as defined below), when considered together (collectively, as of the Applicable Time, the “Disclosure Package”), did not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

As used in this subsection and elsewhere in this Agreement:

“Applicable Time” means 3:00 p.m. (New York City time) on May 1, 2020, or such other time as agreed by the Company and the Representatives.

“Statutory Prospectus” as of any time means the applicable prospectus relating to the Securities that is, immediately prior to that time, either included in the Registration Statement or deemed to be a part thereof, including any document incorporated therein by reference immediately prior to that time and any preliminary prospectus deemed to be a part thereof.

“Issuer Free Writing Prospectus” means any “issuer free writing prospectus” (as defined in clause (h)(1) of Rule 433 of the 1933 Act Regulations (“Rule 433”)) relating to the Securities that (i) is required to be filed with the Commission by the Company, (ii) is a “road show that is a written communication” within the meaning of Rule 433(d)(8)(i), whether or not required to be filed with the Commission or (iii) is exempt from filing pursuant to Rule 433(d)(5)(i) because it contains a description of the Securities or of the offering that does not reflect the final terms, in each case in the form filed or required to be filed with the Commission or, if not required to be filed, in the form retained in the records of the Company pursuant to Rule 433(g).

“Issuer General Use Free Writing Prospectus” means any Issuer Free Writing Prospectus that is intended for general distribution to prospective investors (other than a “bona fide electronic road show,” as defined in Rule 433), as evidenced by its being specified in Schedule II hereto.

Any Issuer Free Writing Prospectus, as of its issue date and at all subsequent times through the completion of the offer and sale of the Securities or until any earlier date that the Company notified or notifies the Representatives in writing, did not, does not and will not include any information that conflicted, conflicts or will conflict with the information contained in the Registration Statement or the Prospectus, including any document incorporated therein by reference and any preliminary or other prospectus deemed to be a part thereof that has not been superseded or modified.

The representations and warranties in this subsection shall not apply to statements in or omissions from the Registration Statement or the Prospectus made in reliance upon and in conformity with any Underwriter’s Information (as defined in Section 6(a)(iii) below).

(c)    Incorporated Documents. The documents incorporated or deemed to be incorporated by reference in the preliminary prospectus or the Prospectus, when read together with the other information in the preliminary prospectus or the Prospectus, at the time the Registration Statement became effective or such documents were filed with the Commission, as the case may be, did not, and at the earlier of the time the Prospectus was first used and the first “time of sale,” within the meaning of Rule 159 under the 1933 Act Regulations, of Securities in this offering and at the Closing Time or on any Date of Delivery will not, include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The documents incorporated or deemed to be incorporated by reference in the Prospectus, when filed with the Commission, conformed or will conform, as the case may be, in all material respects to the applicable requirements of the 1934 Act and the 1934 Act Regulations.

(d)    Independent Accountants. KPMG LLP, the accounting firm who certified the financial statements and supporting schedules of the Company included in the Registration Statement and the Prospectus, is an independent registered public accounting firm as required by the 1933 Act and the 1933 Act Regulations and the rules of the Public Company Accounting Oversight Board.

(e)    Financial Statements. The consolidated historical financial statements, together with the related schedules and notes, included in the preliminary prospectus, the Prospectus, the Disclosure Package and the Registration Statement present fairly, in all material respects, the financial position of the Company and its consolidated subsidiaries at the dates indicated, and the statements of financial condition, income, changes in stockholders’ equity and cash flows of the Company and its consolidated subsidiaries for the periods specified. Said financial statements have been prepared in conformity with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis throughout the periods involved. The supporting schedules, if any, included therein present fairly, in all material respects, in accordance with GAAP the information required to be stated therein. The summary financial data included therein present fairly, in all material respects, the information shown therein and have been compiled on a basis consistent with that of the audited financial statements included in the Prospectus, the Disclosure Package and the Registration Statement.

(f)    Interactive Data. The interactive data in eXtensible Business Reporting Language included or incorporated by reference in the Registration Statement fairly presents the information called for in all material respects and has been prepared in accordance with the requirements of the 1933 Act and the Commission’s rules and guidelines applicable thereto.

(g)    No Material Adverse Change in Business. Since the respective dates as of which information is given in the Prospectus, the Disclosure Package and the Registration Statement, except as otherwise stated therein, (1) neither the Company nor any of its subsidiaries has incurred any losses or interference with its business from fire, explosion, flood, earthquakes, accident or other calamity, whether or not covered by insurance, or from any strike, labor dispute or court or governmental action, order or decree that are material, individually or in the aggregate, to the Company and the subsidiaries, taken as a whole, (2) there has been no material adverse change, or any development which could reasonably be expected to have a material adverse change, in the condition, financial or otherwise, or in the earnings, properties, business affairs or business prospects of the Company and its subsidiaries, considered as one enterprise, whether or not arising in the ordinary course of business (a “Material Adverse Effect”), (3) neither the Company nor any of its subsidiaries has entered any transaction, other than in the ordinary course of business, that is material to the Company and its subsidiaries, considered as one enterprise, (4) there has not been any material change in the capital stock of the Company or any of its Significant Subsidiaries (as defined below) (other than issuances or other transfers of capital stock in the ordinary course of business pursuant to the Company’s employee benefit plans, the Company’s dividend reinvestment plan and employee stock purchase plan or repurchases of common stock by the Company pursuant to a share repurchase program disclosed in the Prospectus) or any material increase in the long term indebtedness of the Company or its Significant Subsidiaries, and (5) the Company has not declared, paid or made any dividend or distribution of any kind on any class of its capital stock (each of clauses (1), (2), (3), (4) and (5), a “Material Adverse Change”).

(h)    Regulatory Enforcement Matters. Except as disclosed in the Registration Statement, the Prospectus and the Disclosure Package, neither the Company nor any of its subsidiaries is subject or is party to, or has received any written notice that any of them may or will become subject or party to any investigation with respect to, any cease-and-desist order, written agreement, consent agreement, memorandum of understanding or other regulatory enforcement action, proceeding or order with or by, or is a party to any commitment letter or similar undertaking to, or is subject to any directive by, or has been a recipient of any supervisory letter from, or has adopted any board resolutions at the request of, any Regulatory Agency (as defined below) that in any material respect (considered on a consolidated basis) currently relates to or restricts the conduct of their business or that in any manner relates to their capital adequacy, their credit policies, or their management (each, a “Regulatory Agreement”), nor has the Company or any of its subsidiaries been advised in writing by any Regulatory Agency that it is considering issuing or requesting any such Regulatory Agreement, where any such Regulatory Agreement could reasonably be expected to have a Material Adverse Effect. Except as disclosed in the Registration Statement, the Prospectus and the Disclosure Package, there is no unresolved violation, criticism or exception by any Regulatory Agency with respect to any report or statement relating to any examination of the Company or any of its subsidiaries which, in the reasonable judgment of the Company, is expected to result in a Material Adverse Effect or is expected to prevent or materially delay the transactions contemplated by this

Agreement. As used herein, the term “Regulatory Agency” means any federal or state agency charged with the supervision or regulation of depository institutions, or holding companies of depository institutions, or engaged in the insurance of depository institution deposits, or engaged in the regulation and enforcement of consumer financial services, or any court, administrative agency or commission or other federal or state governmental agency, authority or instrumentality having supervisory or regulatory authority with respect to the Company or any of its subsidiaries.

(i)    Good Standing of the Company. The Company has been duly organized and is validly existing as a corporation in good standing under the laws of the State of Delaware and has corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Registration Statement, the Prospectus and the Disclosure Package, to enter into and perform its obligations under each of the Operative Documents to which it is a party, and to issue the Securities, and is duly qualified as a foreign corporation to transact business and is in good standing in each other jurisdiction in which such qualification or license is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure to so qualify or be in good standing would not result in a Material Adverse Effect.

(j)    Financial Holding Company. The Company is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”), does not (directly or indirectly) own or control the stock or voting securities of any depository institution other than the Bank Subsidiary (as defined below), and its direct and indirect activities and investments are authorized for a bank holding company and its subsidiaries pursuant to the BHC Act. The Company is “well capitalized” as that term is defined at 12 CFR part 225. The Company is a “financial holding company” as such term is defined in 12 C.F.R. § 225.81.

(k)    Subsidiaries. Each “significant subsidiary” of the Company (as such term is defined in Rule 1-02 of Regulation S-X) (each, a “Significant Subsidiary” and, collectively, the “Significant Subsidiaries”) has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, has corporate or similar power and authority to own, lease and operate its properties and to conduct its business as described in the Registration Statement, the Prospectus and the Disclosure Package and is duly qualified and licensed to transact business and is in good standing in each foreign jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure to so qualify or to be in good standing would not result in a Material Adverse Effect. The only Significant Subsidiary of the Company is OceanFirst Bank, N.A. (the “Bank Subsidiary”). The Bank Subsidiary is a national banking association formed under the laws of the United States and is duly chartered and authorized thereunder to transact in the business of banking. The Bank Subsidiary is a member in good standing of its applicable Federal Home Loan Bank. The deposit accounts of the Bank Subsidiary are insured up to the applicable limit by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the revocation or termination of such insurance is pending or, to the knowledge of the Company, threatened. The Bank Subsidiary is “well capitalized” as that term is defined at 12 CFR part 6.

(l)    Capital Stock Duly Authorized and Validly Issued. All of the issued and outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable. All of the issued and outstanding shares of capital stock of the Bank Subsidiary have been duly authorized and validly issued, are fully paid and nonassessable and are owned by the Company, directly or through one or more other subsidiaries, free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equitable right.

(m)    Capitalization. The authorized, issued and outstanding capital stock and consolidated long term debt (i.e., a maturity greater than one year) of the Company as of December 31, 2019 is as set forth in the Prospectus under “Capitalization.” There have not been any subsequent issuances of capital stock of the Company since such date (except (1) the issuance of common stock in connection with the acquisitions of Two River Bancorp and Country Bank Holding Company, Inc., (2) issuances of common stock pursuant to exercises of employee stock options and pursuant to the Company’s dividend reinvestment plan and employee stock purchase plan) and (3) the issuance of $125 million aggregate principal amount of the Company’s 5.25% Fixed-to-Floating Rate Subordinated Notes due 2030. There have not been any additional long term borrowings by the Company or its consolidated subsidiaries since such date, except, with respect to the Bank Subsidiary, pursuant to Federal Home Loan Bank advances or securities sold under agreements to repurchase by the Bank Subsidiary in its ordinary course of business.

(n)    Authorization of Agreement. This Agreement has been duly authorized, executed and delivered by the Company.

(o)    Authorization and Description of the Securities. The Securities have been fully authorized according to the following terms:

(i)    The Preferred Stock has been duly authorized for issuance and sale to the Underwriters pursuant to this Agreement by the Company and, at the Closing Time, will have been duly executed by the Company and, when issued, delivered and paid for in accordance with the Operative Agreements, will be validly issued, fully paid and nonassessable, free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity, and will not have been issued in violation of or subject to any preemptive or similar right;

(ii)    The Depositary Shares have been duly authorized and, when issued and delivered against payment therefor in the form of Depositary Receipts in accordance with the Operative Agreements, and upon deposit of the Preferred Stock in accordance with the Deposit Agreement, will be validly issued and will entitle the holders of the Depositary Shares to the right specified in the Deposit Agreement and the Depositary Receipts.

(iii)    Prior to the Closing Time, the Certificate of Designation for the Preferred Stock (the “Certificate of Designation”) will have been duly filed with the Secretary of State of the State of Delaware. The Preferred Stock shall comply with the requirements of the General Corporation Law of the State of Delaware, the Company’s Certificate of Incorporation, as supplemented by the Certificate of Designation and the Company’s Amended and Restated Bylaws.

(p)    Authorization and Description of Deposit Agreement. The Deposit Agreement has been duly authorized, executed and delivered by the Company and when duly executed by the Depositary, will constitute the valid and legally binding agreement of the Company, enforceable in accordance with its terms, except to the extent that enforceability may be limited by (1) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors’ rights generally and (2) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity) (collectively, the “Enforceability Exceptions”). The Deposit Agreement conforms in all material respects to all statements relating thereto contained in the Registration Statement, the Disclosure Package and the Prospectus.

The deposit of the Preferred Stock in respect of the Depositary Shares by the Company in accordance with the Deposit Agreement has been duly authorized and, assuming the Deposit Agreement constitutes the valid and legally binding obligation of the Depositary, upon due issuance by the Depositary of the Depositary Receipts evidencing the Depositary Shares against the deposit of Preferred Stock in accordance with the provisions of the Deposit Agreement and payment therefor in accordance with this Agreement, the Depositary Receipts will be duly and validly issued and will entitle the persons in whose names the Depositary Receipts are registered to the rights specified therein and in the Deposit Agreement, subject to the Enforceability Exceptions.

(q)    Not an Investment Company. The Company is not, and immediately following consummation of the transactions contemplated hereby and the application of the net proceeds as described in the Registration Statement, the Prospectus and the Disclosure Package, the Company will not be, an “investment company” or an entity controlled by an “investment company,” in each case within the meaning of Section 3(a) of the Investment Company Act of 1940, as amended (the “1940 Act”), without regard to Section 3(c) of the 1940 Act.

(r)    Descriptions of Securities. The Securities will conform, in all material respects, to all statements relating thereto contained in the Registration Statement, the Prospectus and the Disclosure Package.

(s)    Absence of Defaults and Conflicts. Neither the Company nor any of its subsidiaries is (1) in violation of its charter, bylaws or other organizational document, (2) in default in the performance or observance of any obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease or other agreement or instrument to which it is a party or by which it or any of them may be bound or to which any of its assets is subject (collectively, “Agreements and Instruments”), except for such defaults that would not, individually or in the aggregate, result in a Material Adverse Effect, or (3) except as disclosed in the Registration Statement, the Prospectus and the Disclosure Package, in violation of any U.S. or non-U.S. federal, state or local statute, law (including, without limitation, common law) or ordinance, or any judgment, decree, rule, regulation, order or injunction of any U.S. or non-U.S. federal, state, local or other governmental or regulatory authority, governmental or regulatory agency or body, court, arbitrator or self-regulatory organization applicable to the Company or its Bank Subsidiary or any of their respective properties, assets or operations (each, a “Governmental Entity”), except for any such default or violation that would not, individually or in the aggregate, have a Material Adverse

Effect. The execution, delivery and performance of the Operative Documents and the Securities by the Company, the issuance, sale and delivery of the Securities, the consummation of the transactions contemplated by the Operative Documents and the Securities (including the use of the proceeds from the sale of the Securities), and compliance by the Company with the terms of the Operative Documents and the Securities have been duly authorized by all necessary corporate action on the part of the Company, and do not and will not, whether with or without the giving of notice or passage of time or both, (1) violate, conflict with or constitute a breach of, or default or Repayment Event (as defined below) under, or result in the creation or imposition of any, security interest, mortgage, pledge, lien, charge, encumbrance, claim or equitable right upon any assets of the Company or its Bank Subsidiary pursuant to, any of the Agreements and Instruments, (2) result in any violation of any provision of the charter, bylaws or other organizational document of the Company or its Bank Subsidiary or (3) result in any violation by the Company or its Bank Subsidiary of any applicable law, statute, rule, regulation, judgment, order, writ or decree of any Governmental Entity, except in the case of clauses (1) and (3), as would not, individually or in the aggregate, result in a Material Adverse Effect. As used herein, a “Repayment Event” means any event or condition that gives, or with the giving of notice or lapse of time would give, the holder of any note, debenture or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Company or any of its subsidiaries or any of their respective properties.

(t)    Absence of Labor Dispute. No labor dispute with the employees of the Company or the Bank Subsidiary exists or, to the knowledge of the senior management of the Company, is contemplated or threatened, which would reasonably be expected to have a Material Adverse Effect.

(u)    Compliance With ERISA. Each of the Company, its subsidiaries and each ERISA Affiliate (as hereinafter defined) has fulfilled its obligations, if any, under the minimum funding standards of Section 302 of the United States Employee Retirement Income Security Act of 1974, as amended (“ERISA”) with respect to each “pension plan” (as defined in Section 3(2) of ERISA), subject to Section 302 of ERISA, which the Company, its subsidiaries or any ERISA Affiliate sponsors or maintains, or with respect to which it has (or within the last three years had) any obligation to make contributions, and each such plan is in compliance in all respects with the presently applicable provisions of ERISA and the Internal Revenue Code of 1986, as amended (the “Code”), except where such failure to fulfil its obligations or such non-compliance would not result in a Material Adverse Effect. None of the Company, its subsidiaries or any ERISA Affiliate has incurred any unpaid liability to the Pension Benefit Guaranty Corporation (other than for the payment of premiums in the ordinary course) or to any such plan under Title IV of ERISA, except where such unpaid liability would not result in a Material Adverse Effect. No prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any such plan, excluding transactions effected pursuant to a statutory or administrative exemption, that could reasonably be expected to result in a material liability to the Company and its subsidiaries taken as a whole. “ERISA Affiliate” means a corporation, trade or business that is, along with the Company or any subsidiary, a member of a controlled group of corporations or a controlled group of trades or businesses, as described in Section 414 of the Code or Section 4001 of ERISA.

(v)    Absence of Proceedings. Except as disclosed in the Registration Statement, the Prospectus and the Disclosure Package, there is no action, suit, proceeding, inquiry or investigation before or brought by any Governmental Entity, now pending, or, to the knowledge of the Company, threatened against or affecting the Company or any of its subsidiaries, which (1) is required to be disclosed in the Registration Statement or the Prospectus; (2) would reasonably be expected to have a Material Adverse Effect or (3) would reasonably be expected to materially and adversely affect the consummation of the transactions contemplated by this Agreement, the other Operative Documents or the Securities or the performance by the Company of its obligations hereunder or thereunder. Except as described in the Registration Statement, the Prospectus and the Disclosure Package, there are no legal or governmental proceedings to which the Company or any of its subsidiaries is a party or of which any of their respective assets is the subject, including ordinary routine litigation incidental to the business, which would, in the aggregate, reasonably be expected to have a Material Adverse Effect.

(w)    Absence of Further Requirements. No filing with, or authorization, approval, consent, license, order, registration, qualification or decree of, any Governmental Entity, other than those that have been made or obtained, is necessary or required for the authority, execution, delivery or performance by the Company of its obligations under the Operative Documents or the Securities, or the consummation by the Company of the transactions contemplated thereunder, except for (a) the filing of the Certificate of Designation with the Secretary of State of the State of Delaware prior to the Closing Time, (b) a Form 8-A registering the Depositary Shares or (c) as may otherwise be required under the 1933 Act, state securities laws, the rules of the Nasdaq Global Select Market (“Nasdaq”) or the rules and regulations of the Financial Industry Regulatory Authority, Inc. (“FINRA”).

(x)    Possession of Licenses and Permits. The Company and its subsidiaries possess such permits, licenses, approvals, consents and other authorizations (collectively, “Governmental Licenses”) issued by the appropriate Governmental Entities that are necessary to conduct their respective businesses as described in the Registration Statement, the Prospectus and the Disclosure Package, and have made all declarations and filings with the appropriate Governmental Entities that are necessary for the conduct of their respective businesses as described in the Registration Statement, the Prospectus and the Disclosure Package, except where the failure to possess such Governmental Licenses or make such declarations or filings would not, individually or in the aggregate, have a Material Adverse Effect. The Company and its subsidiaries are in compliance with the terms and conditions of all such Governmental Licenses, except where the failure so to comply would not, individually or in the aggregate, have a Material Adverse Effect. All of the Governmental Licenses are valid and in full force and effect, except when the invalidity of such Governmental Licenses or the failure of such Governmental Licenses to be in full force and effect would not, individually or in the aggregate, have a Material Adverse Effect. None of the Company or any of its subsidiaries has received any notice of proceedings relating to the revocation or modification of any such Governmental Licenses which, individually or in the aggregate, is reasonably expected to have a Material Adverse Effect.

(y)    Conduct of Business. Except as otherwise disclosed in the Registration Statement, the Prospectus and the Disclosure Package, each of the Company and the Bank Subsidiary is conducting its business in compliance with all laws, rules, regulations, decisions, directives and orders, and all regulations and orders of, or agreements with, Governmental Entities applicable to it, except where failure to so comply would not, individually or in the aggregate, have a Material Adverse Effect.

(z)    Environmental Matters. Each of the Company and its subsidiaries are in compliance with all applicable federal, state and local laws, rules and regulations, and decisions and orders relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants, including, without limitation, those applicable to emissions to the environment, waste management and waste disposal (collectively, the “Environmental Laws”), except where such noncompliance would not, individually or in the aggregate, have a Material Adverse Effect, and, to the knowledge of the Company, there are no circumstances that would prevent, interfere with or materially increase the cost of such compliance in the future. There is no claim under any Environmental Law, including common law, pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries (an “Environmental Claim”), which would have a Material Adverse Effect, and, to the knowledge of the Company, under applicable law, there are no past or present actions, activities, circumstances, events or incidents, including without limitation, releases of any material into the environment, that are reasonably likely to form the basis of any Environmental Claim against the Company or the Bank Subsidiary which would, individually or in the aggregate, have a Material Adverse Effect.

(aa)    Title to Property. Each of the Company and its subsidiaries has good and marketable title in fee simple to all of its real and personal properties, reflected as owned in the consolidated financial statements or as described in the Prospectus, in each case free and clear of all liens, encumbrances, claims and defects, except as (1) reflected in such consolidated financial statements, (2) do not materially interfere with the use made and proposed to be made of such property by the Company or such subsidiary or (3) which would not, individually or in the aggregate, have a Material Adverse Effect. All of the leases and subleases under which the Company or any of its subsidiaries holds properties used in its business are in full force and effect, except where the failure of such leases and subleases to be in full force and effect would not, individually or in the aggregate, have a Material Adverse Effect. None of the Company or any of its subsidiaries has any notice of any claim of any sort that has been asserted by anyone adverse to the rights of the Company or any of its subsidiaries under any of the leases or subleases mentioned above, or affecting or questioning the rights of such entity to the continued possession of the leased or subleased premises under any such lease or sublease, except any claim that would not, individually or in the aggregate, have a Material Adverse Effect.

(bb)    Intellectual Property. Each of the Company and its subsidiaries owns or possesses all necessary and adequate patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks, trade names or other intellectual property (collectively, “Intellectual Property”) presently employed by it in connection with the business now operated by it or reasonably necessary in order to conduct such business, and none of the Company or any of its subsidiaries has received any notice or is otherwise aware of any infringement of or conflict with asserted rights of others with respect to any Intellectual Property or any facts or circumstances which would render any Intellectual Property invalid or inadequate to protect the interest of the Company or any of its subsidiaries therein, except where the failure to possess such Intellectual Property or where such infringement or conflict (if the subject of any unfavorable decision, ruling or finding) or invalidity or inadequacy, individually or in the aggregate, would not have a Material Adverse Effect.

(cc)    Taxes. The Company and each Significant Subsidiary has: (1) timely (after taking account of any governmental orders extending the time for filing) filed all tax returns, information returns, and similar reports that are required to be filed and all such returns are true, correct and complete, and (2) timely paid in full all federal, state, local and foreign taxes required to be paid by it and any other assessment, fine or penalty levied against it, except to the extent any such tax, assessment, fine or penalty that is currently being contested in good faith and for which adequate reserves have been made under GAAP, except where the failure to timely file such tax returns or to timely pay such tax, assessment, fine or penalty would not, individually or in the aggregate, result in a Material Adverse Effect. Giving effect to any applicable extensions and except as otherwise disclosed in the Registration Statement, the Prospectus and the Disclosure Package, there is no material tax deficiency that has been, or could reasonably be expected to be, asserted against the Company or the Bank Subsidiary or any of their respective assets.

(dd)    Insurance. The Company and the Bank Subsidiary have insurance covering their respective assets, operations, personnel and businesses, including business interruption insurance, which insurance is in such amounts and insures against such losses and risks as are adequate to protect the Company and the Bank Subsidiary and their respective assets, operations, personnel and businesses; and neither the Company nor the Bank Subsidiary has (i) received notice from any insurer or agent of such insurer that capital improvements or other expenditures are required or necessary to be made in order to continue such insurance or (ii) any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage at reasonable cost from similar insurers as may be necessary to continue its business.

(ee)    Payment of Dividends. No subsidiary of the Company is currently prohibited, directly or indirectly, from paying any dividends to the Company, from making any other distribution on such subsidiary’s capital stock, from transferring any of its property or assets to the Company or any other subsidiary of the Company, or from repaying to the Company any loans or advances to such subsidiary from the Company, except as disclosed in the Registration Statement, the Prospectus and the Disclosure Package.

(ff)    Sarbanes-Oxley Act. The Company and its directors and officers, in their capacities as such, are in compliance in all material respects with all applicable provisions of the Sarbanes-Oxley Act of 2002 and all rules and regulations promulgated thereunder or implementing the provisions thereof with which the Company or any of its directors or officers is required to comply.

(gg)    Accounting Controls. The Company and its subsidiaries, taken as a whole, maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (1) transactions are executed in accordance with management’s general or specific authorizations; (2) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (3) access to assets is permitted only in accordance with management’s general or specific authorization; (4) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences; and (5) the interactive data in eXtensible Business Reporting Language included or incorporated by reference in the Registration Statement fairly presents the information called for in all material respects and is prepared in accordance with the requirements of the 1933 Act and the Commission’s rules and guidance applicable thereto. The Company’s internal control over financial reporting is effective in all material respects, and since the date of the latest audited financial statements included in the Registration Statement, the Prospectus and the Disclosure Package, (x) the Company is not aware of any material weaknesses in its internal controls, and (y) there has been no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting. The Company maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) of the 1934 Act Regulations); and such disclosure controls and procedures have been designed to ensure that material information relating to the Company and its subsidiaries is made known to the Company’s principal executive officer and principal financial officer by others within those entities; and such disclosure controls and procedures are effective. The Company has not become aware of any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(hh)    Foreign Corrupt Practices Act. None of the Company or its subsidiaries or, to the knowledge of the Company, any director, officer, employee or any agent or other person acting on behalf of the Company or any of its subsidiaries has, in the course of its actions for, or on behalf of, the Company or any of its subsidiaries (1) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity in violation of the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (collectively, the “FCPA”); (2) made any direct or indirect unlawful payment to any domestic government official, “foreign official” (as defined in the FCPA) or employee from corporate funds; (3) violated or is in violation of any provision of the FCPA or any applicable non-U.S. anti-bribery statute or regulation; or (4) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any domestic government official, such foreign official or employee. The Company has instituted and maintains procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance with the FCPA and similar laws, rules and regulations based on the business of the Company as conducted on the date hereof.

(ii)    Compliance with Money Laundering Laws. Except as otherwise disclosed in the Registration Statement, the Prospectus and the Disclosure Package, the operations of the Company and its subsidiaries are and, to the knowledge of the Company and its subsidiaries, have been conducted at all times in compliance in all material respects with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or its subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Company or its subsidiaries, threatened.

(jj)    Compliance with OFAC. Neither the Company nor any of its subsidiaries nor, to the Company’s knowledge, any director, officer, agent, employee or other person acting on behalf of the Company or its subsidiaries is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Company will not directly or indirectly use the proceeds from the sale of the Securities pursuant to this Agreement, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of or business with any person, or in any country or territory, that currently is the subject to any U.S. sanctions administered by OFAC.

(kk)    IT Systems. The Company and its subsidiaries’ information technology assets and equipment, computers, systems, networks, hardware, software, websites, applications, and databases (collectively, “IT Systems”) are adequate for, and operate and perform as required in connection with the operation of the business of the Company and its subsidiaries as currently conducted, and free and clear of all bugs, errors, defects, Trojan horses, time bombs, malware and other corruptants, except where failure in the adequacy, operation or performance of such IT Systems would not, individually or in the aggregate, result in a Material Adverse Effect. The Company and its subsidiaries have implemented and maintained commercially reasonable controls, policies, procedures, and safeguards designed to maintain and protect their confidential information and the integrity, continuous operation, redundancy and security of all IT Systems and data (including all personal, personally identifiable, sensitive, confidential or regulated data (“Personal Data”)) used in connection with their businesses reasonably consistent with industry standards and practices, and, to the knowledge of the Company, there have been no breaches, violations, outages or unauthorized uses of or accesses to same, nor any incidents under internal review or investigations relating to the same, except where failure to implement or maintain such controls, policies, procedures and safeguards or the occurrence of breaches, violations, outages or unauthorized uses or access would not, individually or in the aggregate, result in a Material Adverse Effect. The Company and its subsidiaries are presently in compliance with all applicable laws or statutes and all applicable judgments, orders, rules and regulations of any court or arbitrator or governmental or regulatory authority, internal policies and contractual obligations relating to the privacy and security of IT Systems and Personal Data and to the protection of such IT Systems and Personal Data from unauthorized use, access, misappropriation or modification, except where failure in compliance would not, individually or in the aggregate, result in a Material Adverse Effect.

(ll)    No Brokers. Other than the Underwriters, there is no broker, finder or other party that is entitled to receive from the Company or any subsidiary any brokerage or finder’s fee or other fee or commission as a result of any transactions contemplated by this Agreement.

(mm)    Stabilization. Neither the Company nor any of its subsidiaries has taken or will take, directly or indirectly, any action designed to, or that might be reasonably expected to, cause or result in stabilization or manipulation of the price of the Securities.

(nn)    Pending Proceedings and Examinations. The Registration Statement is not the subject of a pending proceeding or examination under Section 8(d) or 8(e) of the 1933 Act, and the Company is not the subject of a pending proceeding under Section 8A of the 1933 Act in connection with the offering of the Securities.

(oo)    Statistical and Market Data. Nothing has come to the attention of the Company that has caused the Company to believe that the statistical and market-related data included in the Registration Statement, the Prospectus or the Disclosure Package is not based on or derived from sources that are reliable or is not accurate in all material respects.

(pp)    Forward-Looking Statements. No forward-looking statement (within the meaning of Section 27A of the 1933 Act and Section 21E of the 1934 Act) contained in the Registration Statement, the Prospectus or the Disclosure Package has been made or reaffirmed without a reasonable basis or has been disclosed other than in good faith.

(qq)    Derivative Securities. Any and all material swaps, caps, floors, futures, forward contracts, option agreements (other than employee stock options) and other derivative financial instruments, contracts or arrangements, whether entered into for the account of the Company or one of its subsidiaries or for the account of a customer of the Company or one of its subsidiaries, were entered into in the ordinary course of business and in accordance with applicable laws, rules, regulations and policies of all applicable regulatory agencies and with counterparties believed to be financially responsible at the time. The Company and each of its subsidiaries have duly performed in all material respects all of their obligations thereunder to the extent that such obligations to perform have accrued.

Any certificate signed by any duly authorized officer of the Company or any of its subsidiaries and delivered to the Representatives or to counsel for the Underwriters shall be deemed a representation and warranty by the Company or applicable subsidiary, as the case may be, to the Representatives as to the matters covered thereby.

SECTION 2.    Sale and Delivery to Underwriters; Closing.

(a)    Initial Depositary Shares. Upon the terms herein set forth, the Company agrees to issue and sell to each Underwriter, severally and not jointly, and each Underwriter, severally and not jointly, agrees to purchase from the Company, at the price per share set forth in Schedule I, the number of Initial Depositary Shares set forth in Schedule I opposite the name of such Underwriter, plus any additional number of Initial Depositary Shares which such Underwriter may become obligated to purchase pursuant to the provisions of Section 10 hereof, subject, in each case, to such adjustments among the Underwriters as the Representatives in their sole discretion shall make to eliminate any sales or purchases of fractional shares.

(b)    Option Depositary Shares. In addition, upon the terms herein set forth, the Company grants an option to the Underwriters, severally and not jointly, to purchase up to an additional 330,000 Option Depositary Shares at the price per share set forth in Schedule I. The option hereby granted may be exercised for 30 days after the date hereof and may be exercised in whole or in part at any time from time to time upon notice by the Representatives to the Company setting forth the number of Option Depositary Shares as to which the several

Underwriters are then exercising the option and the time and date of payment and delivery for such Option Depositary Shares. Any such time and date of delivery (a “Date of Delivery”) shall be determined by the Representatives, but shall not be earlier than two (2) full business days or later than seven (7) full business days after the exercise of said option, nor in any event prior to the Closing Time. If the option is exercised as to all or any portion of the Option Depositary Shares, each of the Underwriters, acting severally and not jointly, will purchase that proportion of the total number of Option Depositary Shares then being purchased which the number of Initial Depositary Shares set forth in Schedule I opposite the name of such Underwriter bears to the total number of Initial Depositary Shares, subject, in each case, to such adjustments as the Representatives in their sole discretion shall make to eliminate any sales or purchases of fractional shares.

(c)    Closing Time. Delivery of the Securities shall be made at the offices of Covington & Burling LLP, The New York Times Building, 620 Eighth Avenue, 42nd Floor, New York, New York 1001, or such other place as may be agreed to by the Representatives and the Company, and payment of the purchase price for the Securities shall be made by the Representatives to the Company by wire transfer of immediately available funds contemporaneous with closing at such place as shall be agreed upon by the Representatives and the Company, no later than 10:00 a.m. (New York City time) on May 7, 2020 or such other time not later than ten (10) business days after such date as shall be agreed upon by the Representatives and the Company (such time and date of payment and delivery being herein called the “Closing Time”).

(d)    Delivery of Option Depositary Shares. In addition, in the event that any or all of the Option Depositary Shares are purchased by the Underwriters, payment of the purchase price for, and delivery of certificates for, such Option Depositary Shares shall be made at the above-mentioned offices, or at such other place as shall be agreed upon by the Representatives and the Company, on each Date of Delivery as specified in the notice from the Representatives to the Company.

(e)     Public Offering of the Securities. The Representatives hereby advise the Company that the Underwriters intend to offer for sale to the public, initially on the terms set forth in the Registration Statement, the Disclosure Package and the Prospectus, their respective portions of the Securities as soon after this Agreement has been executed as the Representatives, in their sole judgment, have determined is advisable and practicable.

(f)    Payment for the Securities. It is understood that each Underwriter has authorized the Representatives, for its account, to accept delivery of, receipt for, and make payment of the purchase price for, the Securities which it has agreed to purchase. Piper Sandler, individually and not as a Representative of the Underwriters, may (but shall not be obligated to) make payment for any Securities to be purchased by any Underwriter whose funds shall not have been received by the Representatives by the Closing Time or any Date of Delivery, as the case may be, for the account of such Underwriter, but any such payment shall not relieve such Underwriter from any of its obligations under this Agreement.

(g)     Delivery of the Securities. Payment for the Securities purchased by the Underwriters shall be made to the Company by wire transfer of immediately available funds to a bank designated by the Company, against delivery to the Representatives for the respective accounts of the Underwriters of one or more global certificates representing the Securities (collectively, the “Global Certificate”) to be purchased by the Underwriters. The Securities represented by the Global Certificate shall be in such denominations and registered in such names as the Representatives may request in writing at least one full business day prior to the Closing Time or any Date of Delivery as the case may be. The Global Certificate shall be made available for examination by the Representatives not later than 10:00 a.m. (New York City time) on the business day prior to the Closing Time or such Date of Delivery, as the case may be.

SECTION 3.    Covenants of the Company. The Company covenants with the Underwriters as follows:

(a)    Compliance with Securities Regulations and Commission Requests. Prior to the completion of the distribution of the Securities as contemplated in this Agreement (which the Representatives will promptly confirm orally to the Company), the Company will notify the Representatives promptly, and confirm the notice in writing, (i) when any post-effective amendment to the Registration Statement or a new registration statement relating to the Securities shall become effective, or any amendment or supplement to the Disclosure Package or the Prospectus or any amended Prospectus shall have been used or filed, (ii) of the receipt of any comments with respect to the Registration Statement from the Commission, (iii) of any request by the Commission for any amendment to the Registration Statement or the filing of a new registration statement or any amendment or supplement to the Disclosure Package or the Prospectus or any document incorporated therein by reference or otherwise deemed to be a part thereof or for additional information, (iv) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or such new registration statement or of any order preventing or suspending the use of any preliminary prospectus or the Prospectus, or of the suspension of the qualification of the Securities for offering or sale in any jurisdiction, or of the initiation or threatening of any proceedings for any of such purposes or of any examination pursuant to Section 8(e) of the 1933 Act concerning the Registration Statement and (v) if the Company becomes aware that it is the subject of a proceeding under Section 8A of the 1933 Act. With respect to the Securities, subject to Section 3(e), the Company will comply with the requirements of Rule 430B, will prepare the Prospectus in the form approved by the Representatives, will effect the filings required under Rule 424(b) in the manner and within the time period specified therein (without reliance on Rule 424(b) (8)) and will take such steps as it deems necessary to ascertain promptly whether the Prospectus transmitted for filing under Rule 424(b) under the 1933 Act Regulations was received for filing by the Commission and, in the event that it was not, it will promptly file such Prospectus. The Company will use its commercially reasonable efforts to prevent the issuance of any stop order or other order and, if any stop order or other order is issued, to obtain the lifting thereof as soon as possible. The Company shall pay the required filing fees of the Commission relating to the Securities within the time required by Rule 456(b)(1)(i) of the 1933 Act Regulations without regard to the proviso therein and otherwise in accordance with Rules 456(b) and 457(r) of the 1933 Act Regulations.

(b)    Delivery of Registration Statements. The Company will furnish to each Underwriter and counsel for the Underwriters, on request without charge, signed or conformed copies of the Registration Statement and of each amendment thereto (but not including exhibits filed therewith or incorporated by reference therein and documents incorporated or deemed to be incorporated by reference therein or otherwise deemed to be a part thereof) and signed or conformed copies of all consents and certificates of experts. The copies of the Registration Statement and each amendment thereto furnished to the Representatives will be identical to the electronically transmitted copies thereof filed with the Commission pursuant to EDGAR, except to the extent permitted by Regulation S-T.

(c)    Delivery of Prospectuses. The Company has delivered to each Underwriter, without charge, as many copies of each preliminary prospectus as such Underwriter reasonably requested, and the Company hereby consents to the use of such copies for purposes permitted by the 1933 Act. The Company will furnish to each Underwriter, without charge, during the period when a prospectus is required to be delivered under the 1933 Act, such number of copies of the Prospectus (as amended or supplemented) as such Underwriter may reasonably request, unless, with the prior consent of the Representatives, such delivery requirement can be satisfied by the provisions of Rule 172 of the 1933 Act Regulations. The Prospectus and any amendments or supplements thereto furnished to the Underwriters will be identical to the electronically transmitted copies thereof filed with the Commission pursuant to EDGAR, except to the extent permitted by Regulation S-T.

(d)    Notice and Effect of Material Events. The Company will comply with the 1933 Act, the 1933 Act Regulations, the 1934 Act and the 1934 Act Regulations, as applicable, so as to permit the completion of the distribution of the Securities as contemplated in this Agreement and in the Registration Statement, the Disclosure Package and the Prospectus. Prior to the completion of the distribution of the Securities by the Underwriters, the Company will immediately notify the Representatives, and confirm such notice in writing, of (x) any filing made by the Company of information relating to the offering of the Securities with any securities exchange or any other regulatory body in the United States, and (y) any event or condition that results or is reasonably likely to result in a Material Adverse Change, which (i) makes any statement in the Registration Statement, the Disclosure Package or the Prospectus false or misleading or (ii) which is not disclosed in the Registration Statement, the Disclosure Package or the Prospectus. If, at any time when a prospectus is required by the 1933 Act to be delivered in connection with sales of the Securities, any event shall occur or condition shall exists as a result of which it is necessary, in the reasonable opinion of the Company, its counsel, the Representatives or counsel to the Underwriters, to amend or supplement the Registration Statement or the Prospectus in order that the Prospectus not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in the light of the circumstances existing at the time it is delivered to purchasers, or if for any other reason it shall be necessary, in the reasonable opinion of the Company, its counsel, the Representatives or counsel to the Underwriters, during such period to amend the Registration Statement or to file a new registration statement or to amend or supplement any preliminary prospectus or the Prospectus to comply with the 1933 Act or the 1933 Act Regulations, the Company will forthwith amend the Registration Statement, file such registration statement and/or amend or supplement such preliminary prospectus or the Prospectus, subject to Section 3(e), so as to correct such untrue statement or omission or effect such compliance, and the Company will furnish to each Underwriter such number of written and electronic copies of such amendment or supplement as such Underwriter may reasonably request. If at any time following the Applicable Time or at any time following the issuance of an Issuer Free Writing Prospectus, any event shall occur or condition shall exist as a result of which the Disclosure Package or such

Issuer Free Writing Prospectus, individually or together with other information that is part of the Disclosure Package, as the case may be, conflicted or would conflict with the information contained in the Registration Statement or any other registration statement relating to the Securities or included or would include an untrue statement of a material fact or omitted or would omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances prevailing at that subsequent time, not misleading, the Company will promptly notify the Representatives and will promptly amend or supplement, at the Company’s own expense, the Disclosure Package or such Issuer Free Writing Prospectus, as the case may be, to eliminate or correct such conflict, untrue statement or omission.

(e)    Amendment to Prospectus or Registration Statement. The Company will advise the Representatives promptly of any notice of its intention to file or prepare any amendment to the Registration Statement or a new registration statement relating to the Securities or any amendment or supplement to any preliminary prospectus or the Prospectus or supplement to the Disclosure Package, and will furnish the Representatives with copies thereof a reasonable amount of time prior to such proposed filing or use, as the case may be, and will not file or use any such document with respect to the Securities without the consent of the Representatives, which consent shall not be unreasonably withheld. Neither the consent of the Representatives, nor the Representatives’ delivery of any such amendment or supplement, shall constitute a waiver of any of the conditions set forth in Section 5 hereof. For purposes of clarity, this Section 3(e) shall not apply to any filings required in order for the Company to comply with its reporting obligations under the 1934 Act or the 1934 Act Regulations.

(f)    No Stabilization. The Company will not take, directly or indirectly, any action designed to, or that could reasonably be expected to, cause or result in any stabilization or manipulation of the price of the Securities.

(g)    DTC. The Company will cooperate with the Underwriters and use its commercially reasonable efforts to permit the Securities to be eligible for clearance, settlement and trading through the facilities of DTC.

(h)    Blue Sky Compliance. The Company will qualify the Securities for offer and sale under the state securities, or blue sky, laws of such jurisdictions as the Representatives shall reasonably request and will continue such qualifications in effect so long as required for the offering and resale of the Securities; provided that the Company shall not be required to qualify as a foreign corporation or other entity or as a dealer in securities in any such jurisdiction where they would not otherwise be required to so qualify, (ii) file any general consent to service of process in any such jurisdiction or (iii) subject themselves to taxation in any such jurisdiction if they are not otherwise so subject.

(i)    Listing. The Company will use its reasonable best efforts to effect the listing of the Securities on the Nasdaq within 30 days after the Closing Time.

(j)    Earnings Statement. The Company shall timely file such reports pursuant to the 1934 Act, as applicable, as are necessary in order to make generally available to their respective securityholders as soon as practicable an earnings statement for the purposes of, and to provide the benefits contemplated by, the last paragraph of Section 11(a) of the 1933 Act.

(k)    Reporting Requirements. The Company, during the period when a prospectus is required to be delivered under the 1933 Act (including in circumstances where such requirement may be satisfied, with the prior consent of the Representatives, by Rule 172 under the 1933 Act Regulations), will file all documents required to be filed with the Commission by the Company pursuant to the 1934 Act within the time periods required by the 1934 Act and the 1934 Act Regulations.

(l)    Use of Proceeds. The Company will use the proceeds received by it from the sale of the Securities as described in the Registration Statement, the Prospectus and the Disclosure Package.

(m)    Restriction on Sale of Securities. During a period of 30 days from the date of this Agreement, the Company will not, without the prior written consent of the Representatives, (i) directly or indirectly offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or lend or otherwise transfer or dispose of, the Securities or any securities that are substantially similar to the Securities, whether owned as of the date hereof or hereafter acquired or with respect to which such person has or hereafter acquires the power of disposition, or file, or cause to be filed, any registration statement under the 1933 Act with respect to any of the foregoing or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Securities or such other securities, whether any such swap or transaction described in clause (i) or (ii) above is to be settled by delivery of any Securities or such other securities, in cash or otherwise. The foregoing sentence shall not apply to the Securities to be sold hereunder.

(n)    Issuer Free Writing Prospectuses. The Company represents and agrees that, unless it obtains the prior written consent of the Representatives, and each Underwriter represents and agrees that, unless it obtains the prior written consent of the Company and the Representatives, it has not made and will not make any offer relating to the Securities that would constitute an “issuer free writing prospectus” (as defined in Rule 433) or that would otherwise constitute a “free writing prospectus” (as defined in Rule 405) required to be filed with the Commission. Any such free writing prospectus consented to by the Company and the Representatives is referred to herein as a “Permitted Free Writing Prospectus.” The Company represents that it has treated, and agrees that it will treat, each Permitted Free Writing Prospectus as an “issuer free writing prospectus” (as defined in Rule 433(h)(i)) and have complied and will comply with the requirements of Rule 433 applicable to any Permitted Free Writing Prospectus, including timely filing with the Commission where required, legending and record keeping.

Subject to the consent of the Representatives required in the immediately preceding paragraph, the Company will prepare a final term sheet relating solely to the final pricing terms of the Securities and will file such final term sheet within the period required by Rule 433(d)(5)(ii) following the date such final terms have been established for such Securities. Any such final term sheet is an Issuer General Use Free Writing Prospectus and a Permitted Free Writing Prospectus for purposes of this Agreement. Notwithstanding anything to the contrary contained herein, the Company consents to the use by any Underwriter of a free writing prospectus that contains only (a) (i) information describing the preliminary terms of the Securities generally or the Securities specifically or their offering or (ii) information that describes the final terms of the Securities or their offering and that is or is to be included in the final term sheet of the Company contemplated in the first sentence of this paragraph or (b) other customary information that is not “issuer information,” as defined in Rule 433.

(o)    Filing of Certificate of Designation. The Company will use its reasonable best efforts to file, prior to the Closing Time, the Certificate of Designation with the Secretary of State of the State of Delaware.

(p)     NRSRO Rating. The Company will use commercially reasonable efforts to maintain a rating by a “nationally recognized statistical rating organization” as defined in Section 3(a)(62) of the 1934 Act (“NRSRO”) while any Securities remain outstanding.

SECTION 4.     Payment of Expenses.

(a)    Expenses. The Company will pay all expenses incident to the performance of its obligations under this Agreement, including (i) the preparation, printing and filing of the Registration Statement (including financial statements and exhibits) and of each amendment thereto and the cost of obtaining all securities and bank regulatory approvals; (ii) the printing and delivery to the Underwriters of copies of each preliminary prospectus, any Permitted Free Writing Prospectus and the Prospectus and any amendments or supplements thereto and any reasonable and documented costs associated with electronic delivery of any of the foregoing by the Underwriters to investors; (iii) the costs of blue sky qualification (including fees and expenses of Covington & Burling LLP, blue sky counsel to the Underwriters, relating thereto, up to a maximum of $5,000) of the Securities in the various jurisdictions; (iv) the costs, fees and expenses incurred by the Underwriters in connection with determining their compliance with the rules and regulations of FINRA related to the Underwriters’ participation in the offering and distribution of the Securities, including any related filing fees and reasonable legal fees of, and disbursements by, counsel to the Underwriters; (v) all fees and disbursements of the Company’s counsel, accountants, agents and other advisors; (vi) the preparation, issuance and delivery of the certificates for the Securities, including filing fees and the fees and expenses of making the Securities eligible for clearance, settlement and trading through the facilities of DTC; (vii) the fees and expenses of the Depositary and any paying agent (including related fees and expenses of any counsel to such parties), (viii) all expenses incident to the preparation and filing of the Certificate of Designation with the Secretary of State of the State of Delaware; (ix) the costs and expenses of the Company relating to investor presentations on any “road show” undertaken in connection with the marketing of the Securities; (x) any fees payable in connection with the rating of the Securities; (xi) all fees and expenses incurred by the Underwriters in connection with their services to be rendered hereunder including, without limitation, road show or investor presentation expenses, word processing charges, the costs of printing or producing any investor presentation materials, messenger and duplicating service expenses, facsimile expenses and other customary expenditures (including the reasonable fees and expenses of counsel to the Underwriters, which shall not exceed $75,000), provided that such foregoing expenses shall not exceed an aggregate of $100,000 (including the legal fees and expenses described in this clause (xi)); (xii) the fees and expenses incurred in connection with the listing of the Securities on the Nasdaq; and (xiii) all other costs and expenses incident to the performance of its obligations hereunder which are not otherwise specifically provided for in this Section. In the event any Underwriter incurs any such fees and expenses on behalf of the Company, the Company will reimburse such Underwriter for such reasonable and documented fees and expenses whether or not the transactions contemplated hereby are consummated. It is understood, however, that, except as provided in this Section 4 and Sections 6, 7, 9 and 10(c) hereof, the Underwriters will pay all of their own costs and expenses, including transfer taxes on resale of any of the Securities by them and the cost of preparing and distributing any term sheet prepared by any Underwriter.

(b)    Termination. If this Agreement is terminated by the Representatives in accordance with the provisions of Section 5(s), Section 9(a)(i) or Section 10(c) hereof, the Company shall reimburse the Underwriters for all of their out-of-pocket expenses, including the reasonable and documented fees and disbursements of counsel for the Underwriters, which shall not exceed $75,000.

SECTION 5.    Conditions of Underwriters’ Obligations. The obligations of the several Underwriters hereunder are subject to the accuracy of the representations and warranties of the Company contained in Section 1 hereof or in certificates of any officer of the Company or any of its subsidiaries delivered pursuant to the provisions hereof, to the performance by the Company of its obligations hereunder required to be performed prior to the Closing Time or any Date of Delivery, as the case may be, and to the following further conditions:

(a)    Filing of Prospectus. The Prospectus containing the Rule 430B Information shall have been filed with the Commission in the manner and within the time period required by Rule 424(b) (without reliance on Rule 424(b)(8)) (or a post-effective amendment providing such information shall have been filed and become effective in accordance with the requirements of Rule 430B); all materials required to be filed by the Company pursuant to Rule 433(d) under the 1933 Act shall have been filed with the Commission within the applicable time period prescribed for such filing by Rule 433 under the 1933 Act. The Registration Statement is effective and no stop order or other order referred to in Section 3(a)(iv) hereof shall have been issued and no proceeding for that purpose shall have been initiated or are pending or threatened; and all requests for additional information on the part of the Commission shall have been complied with to the Representatives’ satisfaction.

(b)    Opinion of Counsel for Company. At the Closing Time, the Representatives shall have received the favorable opinion, dated the Closing Time, of Skadden, Arps, Slate, Meagher & Flom LLP, counsel for the Company, in form and substance reasonably satisfactory to counsel for the Underwriters. Such counsel may state that, insofar as its opinion involves factual matters, it has relied, to the extent it deems proper, upon certificates of officers of the Company and public officials.

(c)    Opinion of Counsel for the Underwriters. At the Closing Time, the Representatives shall have received the favorable opinion, dated the Closing Time, of Covington & Burling LLP, counsel for the Underwriters, with respect to such matters as the Representatives may reasonably require. Such counsel may also state that, insofar as such opinion involves factual matters, they have relied, to the extent they deem proper, upon certificates of officers of the Company and public officials.

(d)    Certificates. At the Closing Time, there shall not have been, since the date hereof or since the respective dates as of which information is given in the Registration Statement, the

Prospectus or the Disclosure Package, any Material Adverse Effect, and the Representatives shall have received a certificate of the Chief Executive Officer or the President of the Company and of the Chief Financial Officer of the Company, dated the Closing Time, to the effect that (i) there has been no such Material Adverse Effect, (ii) the representations and warranties in Section 1 hereof were true and correct when made and are true and correct with the same force and effect as though expressly made at and as of the Closing Time, and (iii) the Company has complied with all agreements and satisfied all conditions on their part to be performed or satisfied at or prior to the Closing Time.

(e)    Independent Auditors’ Comfort Letter. At the time of the execution of this Agreement, the Representatives shall have received a letter from KPMG LLP, dated such date, in form and substance reasonably satisfactory to the Underwriters, containing statements and information of the type ordinarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements and financial and accounting information included in the Registration Statement, the Prospectus and the Disclosure Package.

(f)    Bring-down Comfort Letter. At the Closing Time, the Representatives shall have received from KPMG LLP a letter, dated the Closing Time, to the effect that they reaffirm the statements made in the letter furnished pursuant to subsection (e) of this Section, except that the specified date referred to shall be a date not more than three business days prior to the Closing Time.

(g)    Certificate of Chief Financial Officer. At the time of execution of this Agreement and at the Closing Time, the Representatives shall have received a certificate, dated, respectively, the date hereof and the Closing Time, executed by the Chief Financial Officer of the Company, in form and substance satisfactory to the Representatives.

(h)    Ratings. At the Closing Time, the Securities will be rated at least BBB- by Kroll Bond Rating Agency, Inc. Subsequent to the execution of this Agreement, there shall not have occurred a downgrading in or withdrawal of the rating assigned to the Securities or any other securities of the Company by any NRSRO, and no such organization shall have publicly announced that it has under surveillance or review, or has changed its outlook with respect to, its rating of the Securities or any other securities of the Company (other than an announcement with positive implications of a possible upgrading).

(i)    DTC. At the Closing Time, the Securities shall be eligible for clearance, settlement and trading through the facilities of DTC.

(j)    No Objection. FINRA shall have raised no objection with respect to the fairness and reasonableness of the underwriting terms and arrangements, which objection has not been withdrawn or otherwise satisfied.

(k)    Delivery of Prospectus. The Company shall have complied with the provisions hereof with respect to the furnishing of prospectuses, in electronic or printed format, on the New York business day next succeeding the date of this Agreement.

(l)    No Legal Impediment to Issuance. No action shall have been taken and no statute, rule, regulation or order shall have been enacted, adopted or issued by any Governmental Entity that would, as of the Closing Time, prevent the offer, issuance or sale of the Securities; and no injunction or order of any federal, state or foreign court shall have been issued that would, as of the Closing Time, prevent the issuance or sale of the Securities.

(m)    Termination Event. On or after the date hereof, there shall not have occurred any of the events, circumstances or occurrences set forth in Section 9(a).

(n)    Additional Documents. At the Closing Time, counsel for the Underwriters shall have been furnished with such documents and opinions as they may reasonably require for the purpose of enabling them to pass upon the issuance and sale of the Securities as herein contemplated, or in order to evidence the accuracy of any of the representations or warranties of the Company, or the fulfillment of any of the conditions, herein contained; and all proceedings taken by the Company in connection with the issuance and sale of the Securities as herein contemplated shall be reasonably satisfactory in form and substance to the Representatives and counsel for the Underwriters.

(o)    Deposit Agreement. The Deposit Agreement shall have been executed and delivered by each party thereto and an executed copy thereof shall have been provided to the Representatives.

(p)    Listing. The Company shall have used its reasonable best efforts to effect the listing of the Securities on the Nasdaq.

(q)    Filing of Certificate of Designation. Prior to the Closing Time, the Certificate of Designation for the Preferred Stock shall have been duly filed with the Secretary of State of the State of Delaware and shall be in full force and effect.

(r)    Conditions to Purchase of Option Depositary Shares. In the event that the Underwriters exercise their option provided in Section 2(b) hereof to purchase all or any portion of the Option Depositary Shares, the representations and warranties of the Company contained herein and the statements in any certificates furnished by the Company or any of its subsidiaries hereunder shall be true and correct as of each Date of Delivery, the conditions set forth in Sections 5(a), (h), (j), (l), (m) and (n) hereof shall be satisfied at each Date of Delivery and, at the relevant Date of Delivery, the Representatives shall have received:

(i)    Opinion of Counsel for Company. The favorable opinion, dated such Date of Delivery, of Skadden, Arps, Slate, Meagher & Flom LLP, counsel for the Company, in form and substance reasonably satisfactory to counsel for the Underwriters. Such counsel for the Company may state that, insofar as its opinion involves factual matters, it has relied, to the extent it deems proper, upon certificates of officers of the Company and public officials. The opinion shall be otherwise to the same effect as the opinion required by Section 5(b) hereof.

(ii)    Opinion of Counsel for the Underwriters. The favorable opinion, dated such Date of Delivery, of Covington & Burling LLP, counsel for the Underwriters, with respect to such matters as the Representatives may reasonably require. Such counsel may also state that, insofar as such opinion involves factual matters, it has relied, to the extent it deems proper, upon certificates of officers of the Company and public officials. The opinion shall be otherwise to the same effect as the opinion required by Section 5(c) hereof.

(iii)    Certificates. Certificates of the Chief Executive Officer or the President of the Company and of the Chief Financial Officer of the Company, dated such Date of Delivery, to the effect that (i) there has been no Material Adverse Effect, (ii) the representations and warranties in Section 1 hereof were true and correct when made and are true and correct with the same force and effect as though expressly made at and as of such Date of Delivery, and (iii) the Company has complied with all agreements and satisfied all conditions on their part to be performed or satisfied at or prior to such Date of Delivery. The certificate shall be otherwise to the same effect as the certificates required by Section 5(d) hereof.

(iv)    Bring-down Comfort Letter. A letter from KPMG LLP, dated such Date of Delivery, to the effect that they reaffirm the statements made in the letter furnished pursuant to subsection (e) of this Section, except that the specified date referred to shall be a date not more than three (3) business days prior to such Date of Delivery. The letter shall be otherwise to the same effect as the letter required by Section 5(f) hereof.

(v)    Certificate of Chief Financial Officer. A certificate, dated such Date of Delivery, executed by the Chief Financial Officer of the Company, in form and substance satisfactory to the Representatives. The certificate shall be otherwise to the same effect as the certificate required by Section 5(g) hereof.

(s)    Termination of Agreement. If any condition specified in this Section shall not have been fulfilled when and as required to be fulfilled, this Agreement may be terminated by the Representatives by notice to the Company at any time at or prior to the Closing Time, and such termination shall be without liability of any party to any other party except as provided in Section 4 hereof and except that Sections 1, 6, 7, 8 and 15 hereof shall survive any such termination and remain in full force and effect.

SECTION 6.    Indemnification.

(a)    Indemnification of Underwriters. The Company agrees to indemnify and hold harmless each Underwriter, their respective affiliates (as such term is defined in Rule 405 of the 1933 Act Regulations), partners, directors, officers, employees and agents and each person, if any, who controls (within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act) any Underwriter (each such person, a “controlling person”):

(i)    against any and all loss, liability, claim, damage and expense whatsoever, as incurred, arising out of (A) any untrue statement or alleged untrue statement of a material fact included in the Registration Statement (or any amendment thereto) or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading, (B) any untrue statement or alleged untrue statement of a material fact included in any preliminary prospectus, the Disclosure Package, the Prospectus or any Issuer Free Writing Prospectus, or any amendment or supplement thereto, or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(ii)    against any and all loss, liability, claim, damage and expense whatsoever, as incurred, to the extent of the aggregate amount paid in settlement of any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission; provided that (subject to Section 6(c) hereof) any such settlement is effected with the written consent of the Company; and

(iii)    against any and all expense whatsoever, as incurred (including the fees and disbursements of one counsel chosen by the Representatives), reasonably incurred in investigating, preparing or defending against any litigation, or any investigation or proceeding by or before any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, to the extent that any such expense is not paid under (i) or (ii) above; provided, however, that this indemnity agreement shall not apply to any loss, liability, claim, damage or expense to the extent arising out of any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with written information furnished to the Company by the Underwriters through the Representatives expressly for inclusion in the Prospectus (or any amendment or supplement thereto) and the parties hereto agree that such information consists only of the following: the information relating to stabilizing transactions, syndicate covering transactions and penalty bids under the caption “Underwriting—Stabilization activities” in each of the preliminary prospectus and the Prospectus (collectively, the “Underwriters’ Information”).

(b)    Indemnification of Company, Directors and Officers. Each Underwriter, severally and not jointly, agrees to indemnify and hold harmless the Company, its directors, each of its officers who signed the Registration Statement and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act against any and all loss, liability, claim, damage and expense described in the indemnity contained in Section 6(a) above, as incurred, but only with respect to untrue statements or omissions, or alleged untrue statements or omissions, made in the Registration Statement, any preliminary prospectus, any Issuer Free Writing Prospectus or the Prospectus conformity with the Underwriters’ Information provided by such Underwriter.

(c)    Actions against Parties; Notification. Each indemnified party shall give notice as promptly as reasonably practicable to each indemnifying party of any action commenced against it in respect of which indemnity may be sought hereunder, but failure to so notify an indemnifying party shall not relieve such indemnifying party from any liability hereunder to the extent it is not materially prejudiced as a result thereof, and in any event shall not relieve it from any liability which it may have otherwise than on account of this indemnity agreement. An indemnifying party may participate at its own expense in the defense of any such action or, if it so elects within a reasonable time after receipt of such notice, to assume the defense of any suit brought to enforce any such claim; but if it so elects to assume the defense, such defense shall be conducted by counsel chosen by it and approved by the indemnified parties, which approval shall not be unreasonably withheld. In the event that an indemnifying party elects to assume the defense of any such suit and retain such counsel, the indemnified party or parties shall bear the fees and expenses of any additional counsel thereafter retained by such indemnified party or parties; provided, however, that the indemnified party or parties shall have the right to employ counsel (in addition to local counsel) to represent the indemnified party or parties who may be subject to liability arising out of any action in respect of which indemnity may be sought against the indemnifying party if, (i) the employment of such counsel shall have been authorized in writing by one of the indemnifying parties in connection with the defense of such action, (ii) the indemnifying parties shall not have employed counsel to have charge of the defense of such action within a reasonable time after notice of commencement of the action, or (iii) in the reasonable judgment of counsel for the indemnified party or parties, there may be legal defenses available to such indemnified person which are different from or in addition to those available to such indemnifying person, in which event the reasonable fees and expenses of appropriate separate counsel shall be borne by the indemnifying party. In no event shall the indemnifying parties be liable for fees and expenses of more than one counsel (in addition to any local counsel) separate from their own counsel for all indemnified parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances. No indemnifying party shall, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any litigation, or any investigation or proceeding by or before any governmental agency or body, commenced or threatened, or any claim whatsoever in respect of which indemnification or contribution could be sought under this Section 6 or Section 7 hereof (whether or not the indemnified parties are actual or potential parties thereto), unless such settlement, compromise or consent (i) includes an unconditional release of each indemnified party from all liability arising out of such litigation, investigation, proceeding or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party.

SECTION 7.    Contribution. In order to provide for just and equitable contribution in circumstances under which the indemnification provided for in Section 6 hereof is for any reason held to be unavailable to an indemnified party or insufficient in respect of any losses, liabilities, claims, damages or expenses referred to therein, then each indemnifying party shall contribute to the aggregate amount of such losses, liabilities, claims, damages and expenses incurred by such indemnified party, as incurred, (i) in such proportion as is appropriate to reflect the relative benefits received by the Company, on the one hand, and the Underwriters, on the other hand, from the offering of the Securities pursuant to this Agreement or (ii) if the allocation provided by clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company, on the one hand, and the Underwriters, on the other hand, in connection with the statements or omissions which resulted in such losses, liabilities, claims, damages or expenses, as well as any other relevant equitable considerations.

The relative benefits received by the Company, on the one hand, and the Underwriters, on the other hand, in connection with the offering of the Securities pursuant to this Agreement shall be deemed to be in the same respective proportions as the total net proceeds from the offering of the Securities pursuant to this Agreement (before deducting expenses) received by the Company and the total commission received by the Underwriters bears to the aggregate initial offering price of the Securities.

The relative fault of the Company, on the one hand, and the Underwriters, on the other hand, shall be determined by reference to, among other things, whether any such untrue or alleged untrue statements of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company or by the Underwriters and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

The Company and the Underwriters agree that it would not be just and equitable if contribution pursuant to this Section 7 were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section 7. The aggregate amount of losses, liabilities, claims, damages and expenses incurred by an indemnified party and referred to above in this Section 7 shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue or alleged untrue statement or omission or alleged omission.

Notwithstanding the provisions of this Section 7, no Underwriter shall be required to contribute any amount in excess of the amount by which the total commissions received by it exceeds the amount of any damages which such Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission.

No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

For purposes of this Section 7, each person, if any, who controls an Underwriter within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act and the respective partners, directors, officers, employees and agents of such Underwriter or any such controlling person shall have the same rights to contribution as such Underwriter, while each director of the Company, each officer of the Company who signed the Registration Statement, and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act shall have the same rights to contribution as the Company. The obligations of the Underwriters in this Section 7 to contribute are several in proportion to their respective underwriting obligations and not joint.

SECTION 8.    Representations, Warranties and Agreements to Survive Delivery. All representations, warranties and agreements contained in this Agreement or in certificates of officers of the Company or its subsidiaries submitted pursuant hereto shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of any Underwriter or controlling person, or by or on behalf of the Company, and shall survive delivery of the Securities to the Underwriters.

SECTION 9.    Termination of Agreement.

(a)    Termination; General. The Representatives may terminate this Agreement, by notice to the Company, at any time at or prior to the Closing Time if, in the reasonable judgement of the Representatives, since the time of execution of this Agreement or since the respective dates as of which information is given in the Registration Statement, Disclosure Package or the Prospectus, (i) there has occurred any Material Adverse Effect, (ii) there has occurred any material adverse change in the financial markets in the United States, any outbreak of hostilities or escalation thereof or any other calamity or crisis, including a widespread outbreak of epidemic illnesses (including the novel coronavirus COVID-19 to the extent that there is a material worsening of such outbreak that actually occurs after the date hereof in the markets in which the Company operates) or any change or development involving a prospective change in national political, financial or economic conditions, in each case the effect of which is such as to make it, in the judgment of the Representatives, impracticable or inadvisable to proceed with the completion of the offering of the Securities on the terms and in the manner contemplated in the Registration Statement, the Prospectus and the Disclosure Package or to enforce contracts for the sale of the Securities, (iii) trading or quotation in any securities of the Company has been suspended or limited by the Commission or by the Nasdaq, or if trading generally on the New York Stock Exchange or the Nasdaq has been suspended or limited, or minimum or maximum prices for trading have been fixed, or maximum ranges for prices have been required, by any of said exchanges or by such system or by order of the Commission, FINRA or any other governmental authority, (iv) there has occurred a downgrading in or withdrawal of the rating assigned to the Securities or any other securities of the Company by any NRSRO, or such organization has publicly announced that it has under surveillance or review, or has changed its outlook with respect to, its rating of the Securities or any other securities of the Company, or (v) a banking moratorium has been declared by the United States, New York, New Jersey or Pennsylvania authorities or a material restriction on banking activities or operations by such regulatory authorities or a material disruption has occurred in commercial banking or securities settlement and clearances services in the United States.

(b)    Liabilities. If this Agreement is terminated pursuant to this Section, such termination shall be without liability of any party to any other party except as provided in Section 4 hereof, and provided further that Sections 1, 6, 7, 8 and 15 hereof shall survive such termination and remain in full force and effect.

SECTION 10.    Defaulting Underwriter.

(a)    If, at the Closing Time or on any Date of Delivery, any Underwriter defaults on its obligation to purchase the Securities that it has agreed to purchase hereunder, the Representatives may in its discretion arrange for the purchase of such Securities by other persons satisfactory to the Company on the terms contained in this Agreement. If other persons become obligated or agree to purchase the Securities of a defaulting Underwriter, either the Representatives or the Company may postpone the Closing Time or a Date of Delivery for up to five (5) full business days in order to effect any changes that in the opinion of counsel for the Company or counsel for the Underwriters may be necessary in Registration Statement, the Prospectus, Disclosure Package or in any other document or arrangement, and the Company agrees to promptly prepare any amendment or supplement to the Registration Statement, the Prospectus or Disclosure Package that effects any such changes. As used in this Agreement, the term “Underwriter” includes, for all purposes of this Agreement unless the context otherwise requires, any person not listed in Schedule I hereto that, pursuant to this Section 10, purchases Securities that a defaulting Underwriter agreed but failed to purchase.

(b)    If, at the Closing Time or on any Date of Delivery, after giving effect to any arrangement for the purchase of the Securities of a defaulting Underwriter or Underwriters by the

Representatives and the Company as provided in paragraph (a) above, the aggregate principal amount of such Securities that remains unpurchased does not exceed 10% of the aggregate principal amount of all of the Securities purchased on such date, then the Company shall have the right to require each non-defaulting Underwriter to purchase the aggregate principal amount of Securities that such Underwriter agreed to purchase hereunder plus such Underwriter’s pro rata share (based on the aggregate principal amount of Securities that such Underwriter agreed to purchase hereunder) of the Securities of such defaulting Underwriter or Underwriters for which such arrangement has not been made.

(c)    If, at the Closing Time or on any Date of Delivery, after giving effect to any arrangements for the purchase of the Securities of a defaulting Underwriter or Underwriters by the non-defaulting Underwriter and the Company as provided in paragraph (a) above, the aggregate principal amount of such Securities that remains unpurchased exceeds 10% of the aggregate principal amount of all of the Securities purchased on such date, or if the Company shall not exercise the right described in paragraph (b) above, then this Agreement shall terminate without liability on the part of the non-defaulting Underwriters. Any termination of this Agreement pursuant to this Section 10 shall be without liability on the part of the Company, except that the Company will continue to be liable for the payment of expenses as set forth in Section 4 hereof and except that the provisions of Sections 1, 6, 7, 8 and 15 hereof shall not terminate and shall remain in effect.

(d)    Nothing contained herein shall relieve a defaulting Underwriter of any liability it may have to the Company or any non-defaulting Underwriter for damages caused by its default.

SECTION 11.    Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted by any standard form of telecommunication. Notices to the Underwriters shall be directed to (i) Piper Sandler & Co., 1251 Avenue of the Americas, 6th Floor, New York, New York 10020 and (ii) Raymond James & Associates, Inc., 880 Carillon Parkway, St. Petersburg, Florida 33716, Attention: ECM General Counsel, with a copy to Covington & Burling LLP, The New York Times Building, 620 Eighth Avenue, 42nd Floor, New York, New York 10018, Attention: Christopher DeCresce; and notices to the Company shall be directed to it at 975 Hooper Avenue, Toms River, NJ 08753, Attention: Mike Fitzpatrick, with a copy to Skadden, Arps, Slate, Meagher & Flom LLP, One Manhattan West, New York, New York 10001, Attention: Michael J. Zeidel.

SECTION 12.    Parties. This Agreement shall inure to the benefit of and be binding upon each Underwriter, the Company and their respective successors. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any person, firm or corporation, other than the Underwriters, the Company and their respective successors and the controlling persons and other persons referred to in Sections 1, 6 and 7 hereof and their heirs and legal representatives, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision herein contained. This Agreement and all conditions and provisions hereof are intended to be for the sole and exclusive benefit of the Underwriters, the Company and their respective successors, and said controlling persons and other persons and their heirs and legal representatives, and for the benefit of no other person, firm or corporation. No purchaser of Securities from any Underwriter shall be deemed to be a successor by reason merely of such purchase.

SECTION 13.    Entire Agreement; Counterparts; Facsimile. This Agreement constitutes the entire agreement of the parties to this Agreement and supersedes all prior written or oral and all contemporaneous oral agreements, understandings and negotiations with respect to the subject matter hereof. This Underwriting Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, and signature pages may be delivered by facsimile or other electronic means, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

SECTION 14.    Recognition of the U.S. Special Resolution Regimes.

(a)    In the event that any Underwriter that is a Covered Entity becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from such Underwriter of this Agreement, and any interest and obligation in or under this Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement, and any such interest and obligation, were governed by the laws of the United States or a state of the United States.

(b)    In the event that any Underwriter that is a Covered Entity or a BHC Act Affiliate of such Underwriter becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement that may be exercised against such Underwriter are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement were governed by the laws of the United States or a state of the United States.

For purposes of this Agreement, (A) “BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k); (B) “Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b); (C) “Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable; and (D) “U.S. Special Resolution Regime” means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

SECTION 15.    GOVERNING LAW; JURISDICTION. THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES OF SAID STATE OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

THE COMPANY ON BEHALF OF ITSELF AND ITS SUBSIDIARIES HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE FEDERAL AND NEW YORK STATE COURTS LOCATED IN THE CITY OF NEW YORK IN CONNECTION WITH ANY SUIT, ACTION OR PROCEEDING RELATED TO THIS

AGREEMENT OR ANY OF THE MATTERS CONTEMPLATED HEREBY, IRREVOCABLY WAIVES ANY DEFENSE OF LACK OF PERSONAL JURISDICTION AND IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT. THE COMPANY ON BEHALF OF ITSELF AND ITS SUBSIDIARIES IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO UNDER APPLICABLE LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT AND ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

SECTION 16.    Amendment; Waiver; Effect of Headings. This Agreement may not be amended or modified unless in writing by all of the parties hereto, and no condition herein (express or implied) may be waived unless waived in writing by each party whom the condition is meant to benefit. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

SECTION 17.    Trial by Jury. Each of the Company (on its behalf and, to the extent permitted by applicable law, on behalf of its stockholders and affiliates) and the Underwriters hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby

SECTION 18.    Nature of Relationship. The Company acknowledges and agrees that (a) the offering or purchase and sale of the Securities pursuant to this Agreement, including the determination of the terms of the Securities and the offering price thereof and any related discounts and commissions, is an arm’s-length commercial transaction between the Company, on the one hand, and the several Underwriters, on the other hand, (b) in connection with the offering pursuant to this Agreement and the process leading to such offering each Underwriter is and has been acting solely as a principal and is not the agent or fiduciary of the Company or its stockholders, creditors, employees or any other party, (c) no Underwriter has assumed or will assume an advisory or fiduciary responsibility in favor of the Company with respect to the offering pursuant to this Agreement or the process leading thereto (irrespective of whether such Underwriter has advised or is currently advising the Company on other matters) and no Underwriter has any obligation to the Company with respect to the offering pursuant to this Agreement except the obligations expressly set forth in this Agreement, (d) the Underwriters and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Company and (e) the Underwriters have not provided any legal, accounting, regulatory or tax advice with respect to the offering contemplated hereby and the Company has consulted its own legal, financial, accounting, regulatory and tax advisors to the extent it deemed appropriate.

If the foregoing is in accordance with your understanding, please indicate your acceptance of this Agreement by signing in the space below.

[Signature pages follow]

Very truly yours,
OCEANFIRST FINANCIAL CORP.
By:	/s/ Michael Fitzpatrick
Name:	Michael J. Fitzpatrick
Title:	Executive Vice President and
Chief Financial Officer

[Signature Page to Underwriting Agreement]

CONFIRMED AND ACCEPTED,
as of the date first above written,
for itself and as a Representative
of the other Underwriters named
in Schedule I hereto:
PIPER SANDLER & CO.
By:	/s/ Jennifer Docherty
Name:	Jennifer Docherty
Title:	Managing Director
RAYMOND JAMES & ASSOCIATES, INC.
By:	/s/ Robert Hutchinson
Name:	Robert Hutchinson
Title:	Managing Director

[Signature Page to Underwriting Agreement]

SCHEDULE I

The purchase price per Depositary Share to be paid by the several Underwriters shall be $24.2125 (in the case of Securities sold to retail investors) and $24.625 (in the case of Securities sold to institutional investors), being an amount equal to the initial public offering price set forth above less a discount of $0.7875 per Depositary Share (in the case of Securities sold to retail investors) and $0.375 per Depositary Share (in the case of Securities sold to institutional investors)

Name of Underwriter	Number of Depositary Shares to be Purchased
Piper Sandler & Co.	1,210,000
Raymond James & Associates, Inc.	990,000
Total	2,200,000

SCHEDULE II

1.	Pricing Term Sheet for Securities, dated May 1, 2020

2.	Investor Presentation, filed with the Commission on April 30, 2020